                                                                    Exhibit 99.1


Lakes Gaming, Inc. (ticker: LACO, exchange: NASDAQ) News Release - Tuesday, February 02, 1999


Lakes Gaming, Inc. Announces 1998 Year-End Results

Minneapolis, February 2, 1999 - Lakes Gaming, Inc. (Nasdaq "LACO") today announced results for the 1998 fiscal year ended January 3, 1999, and comparative prior year results for fiscal 1997. Revenues totaled $92.3 million in 1998, compared with $78.5 million a year ago, an increase of 18 percent. Net earnings for the year were $61.2 million, a 35 percent increase over net earnings of $45.2 million for 1997. Basic and diluted earnings per common share for 1998 increased to $5.80 and $5.71, respectively, compared with basic earnings per common share of $4.32 for 1997 and diluted earnings per common share of $4.20 for 1997. Approximately 10.6 million shares of Lakes common stock are currently outstanding.

Commenting on the Company's performance, Lyle Berman, Chairman of the Board and Chief Executive Officer of Lakes, said, "Our immediate focus at Lakes is to continue to provide management expertise in order to maximize the profitability of Grand Casino Avoyelles and Grand Casino Coushatta. Both casino resorts performed well in 1998, surpassing our expectations. We look forward to continuing work with our Tribal partners to further expand and enhance these two premiere casino resorts."

Results from 1998 include $36.8 million in revenues from Grand Casinos' management contracts for Grand Casino Mille Lacs and Grand Casino Hinckley that concluded during 1998. Lakes revenues and earnings will not include contributions from these operations going forward.

EBITDA (earnings before interest, taxes, depreciation, and amortization) for 1998 was $77.3 million, nearly 10 percent higher than $70.6 million in the prior year. Corporate expenses increased in 1998 compared with 1997 because of legal, professional, and other costs associated with separating Lakes from Grand Casinos, Inc.

Lakes was formed on December 31, 1998, via a distribution of common shares to the shareholders of Grand Casinos, Inc. Grand Casinos shareholders received .25 shares in Lakes for each share held in Grand Casinos. Concurrent with the tax-free distribution of Lakes shares to Grand Casinos shareholders, and the merger of Grand Casinos' Mississippi assets with Park Place Entertainment, Grand Casinos shareholders also received one full share of Park Place Entertainment Corporation (NYSE: PPE) for each share held in Grand Casinos.

Lakes operates the Indian casino management business and holds various other assets previously owned by Grand Casinos, Inc. The Company's revenues are derived from





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management fees. The casino resorts managed by Lakes are Grand Casino Avoyelles and Grand Casino Coushatta. The casinos are managed under separate agreements on behalf of two different Tribes. Both management contracts expire seven years from the date the casino opened.


Opened on June 3, 1994, Grand Casino Avoyelles is located on Highway 1 in Marksville, Louisiana. Grand Casino Avoyelles is a land-based facility with a 218-room hotel, and a 50,000-square-foot gaming floor offering approximately 1,700 slot machines, 50 table games, and an 11-table poker room. Among the resort's other features include a 1,700-seat entertainment complex, three restaurants plus a nightclub featuring live entertainment, a full-service RV resort, and a Kids Quest child care activity center. Grand Casino Avoyelles is owned by the Tunica-Biloxi Indians of Louisiana and managed by Lakes Gaming, Inc.

Grand Casino Coushatta opened on January 16, 1995. Located east of Lake Charles, 25 minutes north of I-10 on US 165, approximately five miles north of Kinder, Louisiana, Grand Casino Coushatta is a land-based casino resort offering a 223-room hotel and over 3,000 slot machines and over 75 table games, plus a 12-table poker room, in 98,000 square feet of gaming space. Three restaurants, plus a food court, a full-service RV resort and a Kids Quest child care activity center are among the property's non-gaming amenities. Grand Casino Coushatta is owned by the Coushatta Tribe of Louisiana and managed by Lakes Gaming, Inc.

Lakes Gaming, Inc. is a publicly held casino management company that was formed through a distribution to shareholders of Grand Casinos, Inc. effected in December 1998. The company currently manages the two largest casino resorts in Louisiana. Grand Casino Avoyelles is located in the central part of the state, approximately 80 miles northwest of Baton Rouge. Grand Casino Coushatta is located in southwestern Louisiana, near Interstate 10, approximately 160 miles east of Houston. Lakes Gaming, Inc. common shares are traded on the Nasdaq Stock Market under the trading symbol "LACO."

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.



                        FOR FURTHER INFORMATION CONTACT:
                        Jaye Snyder 612-449-8556




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                                    LAKES GAMING, INC. AND SUBSIDIARIES
                                      Consolidated Balance Sheets
                                            (In thousands)

                                                         January 3,     December 28,
                                                            1999            1997
                                                            ----            ----
Assets
Current Assets:
  Cash and cash equivalents                             $ 39,435       $ 33,208
  Current installments of notes receivable                 8,561          6,654
  Accounts receivable                                     15,217          6,425
  Income taxes receivable                                      -         14,785
  Deferred income taxes                                    7,370          4,988
  Other current assets                                       756            551
Total Current Assets                                      71,339         66,611
Property and Equipment-Net                                 1,265          3,071
Other Assets:
  Land held for development                               26,647         15,418
  Notes receivable-less current
  installments                                            25,118         26,477
  Cash and cash equivalents-restricted                    22,331          1,225
  Investments in and notes from
  unconsolidated affiliates                                8,590          8,180
  Casino development costs                                 4,846          4,144
  Securities available for sale                            1,033          4,842
  Other long-term assets                                     200          2,125
Total Other Assets                                        88,765         62,411
Total Assets                                            $161,369       $132,093

Liabilities and Shareholders' Equity
Current Liabilities:
  Current installments of long-term debt                       -             13
  Income taxes payable                                     6,811          2,000
  Litigation and claims accrual                           10,554          8,736
  Other accrued expenses                                   4,625            180
Total Current Liabilities                                 21,990         10,929

Long-term Liabilities:
  Long-term debt-less current installments                   975            975
  Deferred income taxes                                    2,733          1,391
Total Long-Term Liabilities                                3,708          2,366
Total Liabilities                                         25,698         13,295

Commitments and Contingencies
Shareholders' Equity:
  Capital stock, $.01 par value; authorized
  100,000 shares;                                            106              -
  common stock issued and outstanding 10,576 at
  January 3, 1999
  Additional paid-in-capital                             134,929              -
  Division equity                                              -        121,745
  Net unrealized gains (losses) on
  securities available for sale                              636         (2,947)
Total Shareholders' Equity                               135,671        118,798
Total Liabilities and Shareholders' Equity              $161,369       $132,093





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                       LAKES GAMING, INC. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                    (In thousands, except earnings per share)


                                                    Twelve Months Ended
                                                      January 3, 1999
                                                    -------------------
Revenues
  Management fee income                              $   92,347       $  78,515

Costs and Expenses:
  Selling, general and
  administrative                                         15,039           7,916
  Depreciation and amortization                           1,356             890
    Total Costs and Expenses                             16,395           8,806

Earnings From Operations                                 75,952          69,709

Other income (expense):
  Interest income                                         5,601           5,940
  Interest expense                                          (98)            (98)
  Other                                                  (4,464)           (825)
    Total other income, net                               1,039           5,017


Earnings before income taxes                             76,991          74,726
Provision for income taxes                               15,811          29,523


Net Earnings                                           $ 61,180        $ 45,203

Basic Earnings per Share                               $   5.80        $   4.32

Diluted Earnings per Share                             $   5.71        $   4.20

Weighted Average Common Shares
Outstanding                                              10,550          10,475

Weighted Average Common and Diluted
Shares Outstanding                                       10,712          10,759


"Safe Harbor" Statement under the Private Securities
Litigation Reform Act of 1995: Statements in this press release regarding Lakes Gaming, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's
Annual Report or Form 10-K for the most recently ended fiscal year.